Exhibit 99.1

Accelrys Announces Resignation of Chief Financial Officer

San Diego, June 14, 2006 — Accelrys, Inc. (NASDAQ: ACCL) today announced that David Sankaran, Senior Vice President and Chief Financial Officer, will resign to pursue other opportunities.  Mr. Sankaran agreed to continue in his role and assist the Company with the search for a new Chief Financial Officer and with transition matters until August 31, 2006.

“David has made a significant contribution to Accelrys and helped us significantly improve our financial performance,” said Mark J. Emkjer, Accelrys President and Chief Executive Officer. “We thank him for his service and wish him well in his future endeavors.”

About Accelrys

Accelrys, Inc. (ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

CONTACT:
Accelrys, Inc.

David Sankaran

858-799-5447